UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 27, 2010

AFFINITY GOLD CORP.
(Exact name of registrant as specified in its charter)

Commission File Number 333-142890

Nevada	26-4152475
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

7950 Main Street, Suite 217
Maple Grove, MN  55369
(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code:  763-424-4754

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02  Unregistered Sale of Equity Securities

On August 27, 2010, we issued 10,000,000 share purchase warrants to Mr. Corey Sandberg, our President and a director, due to his conversion of $50,000 of his $200,000 cash bonus for his services during 2009 at a price of $0.005 per share purchase warrant.  Each warrant has an exercise price of $0.033 per warrant shares, which is based on the closing price of our common stock on June 23, 2010, the preceding day to Mr. Sandberg’s notice of decision to convert a portion of his cash bonus into warrants.  We believe that the issuance is exempt from registration under Section 4(2) of the Securities Act of 1933, as amended.

On August 27, 2010, we issued a further 10,000,000 share purchase warrants to Mr. Corey Sandberg, our President and a director, due to his conversion of another $50,000 of his remaining $150,000 cash bonus for his services during 2009 at a price of $0.005 per share purchase warrant.  Each warrant has an exercise price of $0.0399 per warrant shares, which is based on the closing price of our common stock on July 1, 2010, the preceding day to Mr. Sandberg’s notice of decision to convert a portion of his cash bonus into warrants.  We believe that the issuance is exempt from registration under Section 4(2) of the Securities Act of 1933, as amended.

On August 27, 2010, we issued a further 10,000,000 share purchase warrants to Mr. Corey Sandberg, our President and a director, due to his conversion of another $50,000 of his remaining $100,000 cash bonus for his services during 2009 at a price of $0.005 per share purchase warrant.  Each warrant has an exercise price of $0.04 per warrant shares, which is based on the closing price of our common stock on July 23, 2010, the preceding day to Mr. Sandberg’s notice of decision to convert a portion of his cash bonus into warrants.  We believe that the issuance is exempt from registration under Section 4(2) of the Securities Act of 1933, as amended.

On September 3, 2010, we issued 757,575 shares of our common stock to Mr. Corey Sandberg due to his exercise of 757,575 share purchase warrants at a price of $0.033 per share for gross proceeds of $25,000.  We believe that the issuance is exempt from registration under Section 4(2) of the Securities Act of 1933, as amended.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit

99.1	Copy of Share Purchase Warrant Certificate.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: September 9, 2010
AFFINITY GOLD CORP.

By:	/s/ Corey Sandberg
Name:	Corey Sandberg
Title:	President and Director